Exhibit 99

Printronix, Inc., Announces Accelerated Vesting of Certain Stock Options

    IRVINE, Calif.--(BUSINESS WIRE)--Dec. 8, 2005--Printronix, Inc., (NASDAQ:PTNX) today announced the immediate vesting of all of the company's "out-of-the-money" stock options previously granted under its 1994 Stock Incentive Plan. Such stock options had an exercise price in excess of $15.34, the closing price of the company's common stock on the Nasdaq National Market on Friday, December 2, 2005. As a result of this vesting acceleration, which became effective on December 4, 2005, options to purchase 96,402 shares of Printronix common stock that would otherwise have vested at various times within the next four years became fully vested. The accelerated options have exercise prices ranging from $16.62 to $17.73 per share, a weighted average exercise price of $16.94 per share, and represent 17.5 percent of the company's total outstanding stock options.

    Printronix elected to take this action to eliminate approximately $301 thousand of future compensation expense to be recorded over four years beginning fiscal year 2007 following the company's adoption of Statement of Financial Accounting Standards No. 123(R) ("FAS 123R"). The company's Board believes that this action is in the best interest of its stockholders.

    Except for historical information, this press release contains "forward-looking statements" about Printronix, within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as "objectives," "believes," "expects," "plans," "intends," "should," "estimates," "anticipates," "forecasts," "projections," and variations of such words and similar expressions are intended to identify such forward-looking statements. Additionally, this press release contains statements regarding expected effects under anticipated changes in accounting rules such as FAS 123R. These statements could be affected by changes in applicability or delay of implementation of accounting standards, or changes in factors affecting valuation options expense including prevailing interest rate, volatility of stock price, and assumptions regarding forfeitures and expiration of options. The company does not undertake to publicly update or revise any of its forward-looking statements, even if experience or new information shows that the indicated results or events will not be realized.

    About Printronix, Inc.

    Since 1974, Printronix, Inc. (NASDAQ:PTNX) has created innovative printing solutions for the industrial marketplace and supply chain. The company is the worldwide market leader in enterprise solutions for line matrix printing and has earned an outstanding reputation for its high-performance thermal and fanfold laser printing solutions. Printronix also has become an established leader in pioneering technologies, including radio frequency identification (RFID) printing, bar code compliance and networked printer management. Printronix is headquartered in Irvine, California. For company information, see www.printronix.com.

    CONTACT: Printronix, Inc., Irvine
             Robert A. Kleist, President, CEO
             714-368-2863
             George L. Harwood, Senior Vice President Finance, CFO
             714-368-2384
             or
             Investor Contact:
             EVC Group, LLC
             Douglas M. Sherk, 415-896-6818
             dsherk@evcgroup.com
             Jennifer Beugelmans, 415-896-6817
             jbeugelmans@evcgroup.com
             or
             Media Contact:
             WunderMarx, Inc.
             Cara Good, 949-860-2434, extension 312
             cara.good@wundermarx.com